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Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST
                        ANNOUNCES THE DISTRIBUTION
                  FOR THE FIRST QUARTER OF FISCAL 2008


Red Bank, N.J.  January 30, 2008    The Trustees of North European Oil
Royalty Trust (NYSE-NRT) today announced a quarterly distribution of 76 cents per unit for the first quarter of fiscal 2008, payable on February 27, 2008 to holders of record on February 15, 2008. Natural gas sold during the fourth calendar quarter of 2007 is the primary source of royalty income on which the February distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 76 cents was 14.6% lower than the distribution of 89 cents for the first quarter of fiscal 2007. The major reasons behind the decline in the distribution payable were declines in both gas sales and gas prices compared to the prior year's equivalent quarter. The strong Euro partially offset the negative impact of both lower sales and lower prices. Further details will be available in the press release announcing the Trust's net income scheduled for release on or about February 13, 2008.

The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $2.78 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website:
www.neort.com.